Exhibit 99.1

Sonder Holdings Inc. Announces Results of Special Meeting of Shareholders

SAN FRANCISCO, October 1, 2024 – Sonder Holdings Inc. (NASDAQ: SOND or the “Company”), a leading global brand of premium, design-forward apartments and intimate boutique hotels serving the modern traveler, today announced that holders of approximately 57% of Sonder’s outstanding shares of common stock voted to approve all proposals at a Special Meeting of Shareholders held on September 30, 2024.

As previously announced on August 19, 2024, a consortium of investors committed to purchase approximately $43 million of a newly designated series of convertible preferred equity (the “Preferred Equity”) of Sonder. $14.7 million of the $43 million Preferred Equity was purchased on or about August 13, 2024. The remainder of the Preferred Equity transaction is expected to close in the coming weeks following the filing of Sonder’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024.

“Approval of these proposals represents an important milestone as we strengthen our balance sheet and position Sonder for long-term growth,” said Francis Davidson, Co-Founder and CEO of Sonder. “Since announcing our strategic licensing agreement with Marriott, we have made tangible early progress on our integration plans and this additional liquidity will continue to support the integration efforts underway to realize the full value of our partnership.”

Sonder will disclose the final vote results, as certified by the independent inspector of elections, on a Current Report on Form 8-K with the U.S. Securities and Exchange Commission.

About Sonder

Sonder (NASDAQ: SOND) is a leading global brand of premium, design-forward apartments and intimate boutique hotels serving the modern traveler. Launched in 2014, Sonder offers inspiring, thoughtfully designed accommodations and innovative, tech-enabled service combined into one seamless experience. Sonder properties are found in prime locations in over 40 markets, spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit http://www.sonder.com or follow Sonder on Instagram, LinkedIn or X.

Download the Sonder app on Apple or Google Play.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations or beliefs, as well as assumptions about future events. Forward-looking statements include statements that are not historical facts and can generally be identified by terms such as “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” or “will” or similar expressions and the negatives of those terms. These statements include, but are not limited to, statements relating to: the timing of the filing of the Company’s Form 10-Qs for the fiscal quarters ended March 31, 2024 and June 30, 2024 and the closing of the Preferred Equity transaction; improving the Company’s balance sheet and long-term growth; and the Company’s progress on its integration plans related to its strategic licensing agreement with Marriott. Actual results could differ materially from those expressed in or implied by the forward-looking statements due to a number of risks and uncertainties. The forward-looking statements contained herein speak only as of the date of this press release. Except as required by law, the Company does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

Investor:
ir@sonder.com

Media:
press@sonder.com

Dan Moore / Tali Epstein
Collected Strategies
Sonder-CS@collectedstrategies.com